Exhibit 99.1 Press Release

TRACK DATA REPORTS FIRST QUARTER RESULTS

Brooklyn, New York – May 13, 2004 – Track Data Corporation (Nasdaq: TRAC) today announced results for its first quarter ended March 31, 2004.

Revenues for the first quarter ended March 31, 2004 were $10,773,000 compared to $10,695,000 for the same period in 2003. Net income for the first quarter of 2004 was $1,124,000, or $.02 per share, compared to $190,000, or $.00 per share in 2003. Revenues from the Company's online trading business increased in the 2004 period compared to the 2003 period, but, this increase was in large part offset by a trend of continuing declines in revenues from market data services to the professional market. The 2004 period includes an after-tax gain on marketable securities of $472,000, including $266,000 from the sale of Innodata common stock, compared to a gain of $221,000 in the 2003 period.

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access trading platform with fully integrated market data. proTrack offers unbiased trade routing, allowing clients control over where their orders are sent. proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform.

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks. Track ECN offers subscribers the highest published rebate in the industry.

For individual investors, Track Data Securities offers myTrack and TrackTrade, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack and TrackTrade offer continuous, dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For all investors, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources. Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Rafi Reguer, Vice President, Corporate Communications, at 718-522-0222 or by e-mail: rafi_reguer@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 10-Q, S-3 and S-8. Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,
	2004	2003
Revenues	$10,773,000	$10,695,000
Net income (A)	1,124,000	190,000
Basic and diluted income per share	$.02	$.00
(A) Includes an after tax gain on marketable securities of $472,000 in 2004 and $221,000 in 2003.